Exhibit 10.1

FIRST AMENDMENT

This FIRST AMENDMENT (“Amendment”) dated as of October 5, 2009 (the “Effective Date”) is by and among Pioneer Drilling Company, a Texas corporation (the “Borrower”), the Lenders party hereto, and Wells Fargo Bank, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

WHEREAS, the Borrower, the lenders from time to time party thereto (the “Lenders”), and the Administrative Agent are parties to the Credit Agreement dated as of February 29, 2008 (the “Credit Agreement”); and

WHEREAS, the parties hereto have agreed to make certain amendments to the Credit Agreement as provided for herein, subject to the conditions herein;

NOW THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

Section 1. Defined Terms. Unless otherwise defined in this Amendment, each capitalized term used in this Amendment has the meaning given such term in the Credit Agreement.

Section 2. Amendments to the Credit Agreement.

(a) The following definitions in Section 1.1 of the Credit Agreement are hereby amended in their entirety as follows:

“Adjusted Base Rate” means, for any day, the fluctuating rate per annum of interest equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.5% and (c) the Daily One-Month LIBOR in effect on such day plus 1.00%. Any change in the Adjusted Base Rate due to a change in the Prime Rate, Daily One-Month LIBOR or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate, Daily One-Month LIBOR or the Federal Funds Rate.

“Applicable Margin” means, at any time with respect to each Type of Advance, the Letters of Credit and the Commitment Fee, the percentage rate per annum which is applicable at such time with respect to such Advance, Letter of Credit or Commitment Fee as set forth in the table below:

Applicable Margin	Total Leverage Ratio	Eurodollar Advances	Base Rate Advances	Commitment Fee
Level I	Is less than 2.50	3.50%	2.50%	0.50%
Level II	Is equal to or greater than 2.50 but less than 3.00	4.00%	3.00%	0.50%
Level III	Is equal to or greater than 3.00 but less than 3.50	4.50%	3.50%	0.50%
Level IV	Is equal to or greater than 3.50 but less than 4.00	5.00%	4.00%	0.75%
Level V	Is equal to or greater than 4.00 but less than 4.50	5.50%	4.50%	0.75%
Level VI	Is equal to or greater than 4.50	6.00%	5.00%	0.75%

The Applicable Margin shall be determined in accordance with the foregoing table based on the Total Leverage Ratio as reflected in the Compliance Certificate delivered in connection with the Financial Statements most recently delivered pursuant to Section 5.2. Adjustments, if any, to the Applicable Margin shall be effective on the date the Administrative Agent receives the applicable Financial Statements and corresponding Compliance Certificate as required by the terms of this Agreement. In the event at any time that the Total Leverage Ratio for any fiscal quarter shall be recalculated for any reason retroactively, the Borrower shall be obligated to pay any increased interest or Commitment Fees or Letter of Credit fees that would otherwise have been applicable if the Level resulting from such recalculated Total Leverage Ratio had been in effect for such fiscal quarter. If the Borrower fails to deliver the Financial Statements and corresponding Compliance Certificate to the Administrative Agent at the time required pursuant to Section 5.2, then effective as of the date such Financial Statements and Compliance Certificate were required to be delivered pursuant to Section 5.2, the Applicable Margin shall be determined at Level VI and shall remain at such level until the date such Financial Statements and corresponding Compliance Certificate are so delivered by the Borrower.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Advances required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been, or its holding company has been, deemed insolvent or become, or its holding company has become, the subject of an insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“EBITDA” means, without duplication, for the Borrower and its consolidated Restricted Subsidiaries, for any period, the sum of (a) the Borrower’s consolidated Net Income for such period plus (b) to the extent deducted in determining Borrower’s consolidated Net Income, (i) Interest Expense, (ii) federal, state, and local income taxes (whether or not deferred), (iii) depreciation, (iv) amortization, (v) other non-cash charges, (vi) cash expenses incurred in connection with, to the extent permitted hereunder, any Investment, Acquisition or Disposition in an aggregate amount reasonably acceptable to the Administrative Agent, in each case, for such period. For purposes of calculating the Senior Leverage Ratio, the Total Leverage Ratio and the Interest Coverage Ratio as of any date, EBITDA of the Borrower and its consolidated Restricted Subsidiaries shall be calculated on a pro forma basis (as certified by the Borrower in a Compliance Certificate delivered pursuant to Section 5.2 and as reasonably approved by the Administrative Agent) assuming that (i) all Acquisitions made, and any Debt incurred or repaid in connection therewith, during the period of determination and (ii) all Dispositions of any Restricted Subsidiary or of all or substantially all the assets of any Restricted Subsidiary or of any line of business or division of the Borrower or any Restricted Subsidiary completed, and any Debt incurred or repaid in connection therewith, during such period of determination have been made or incurred or repaid on the first day of such period of determination (but without any adjustment to EBITDA for projected cost savings or other synergies other than cost savings or synergies realized within, or to be realized within, 180 days following the consummation of such Acquisition or Disposition, as applicable).

“Eligible Equipment” means, without duplication, all equipment owned by the Credit Parties and located in the United States of America, as reflected on the most recent Appraisal Report delivered by the Borrower to the Administrative Agent or as otherwise set forth on Schedule 1.1(a), which Appraisal Report shall be dated within the preceding consecutive twelve month period prior to the applicable date of determination of the Asset Coverage Ratio and:

(a) with respect to which no covenant, representation, or warranty contained in this Agreement or any Security Document has been breached or is not true;

(b) in which there is an Acceptable Security Interest that is superior to all other Liens (other than Excepted Liens);

(c) which is not subject to any license or other agreement, other than any license or other agreement entered into in the ordinary course of business, that limits or restricts the Administrative Agent’s right to sell or otherwise dispose of such equipment; and

(d) which has not been materially damaged and is saleable in its present state for the use for which it was manufactured or purchased.

“Eurodollar Rate” means (a) in determining Eurodollar Rate for purposes of the “Daily One-Month LIBOR”, the rate per annum for Dollar deposits quoted by the Administrative Agent for the purpose of calculating effective rates of interest for loans making reference to the “Daily One-Month LIBOR”, as the inter-bank offered rate in effect from time to time for delivery of funds for one (1) month in amounts approximately equal to the principal amount of the applicable Base Rate Advances; provided that, the Administrative Agent may base its quotation of the inter-bank offered rate upon such offers or other market indicators of the inter-bank market as the Administrative Agent in its discretion deems appropriate including, but not limited to, the rate determined under the following clause (b), and (b) in determining Eurodollar Rate for all other purposes, for the Interest Period for each Eurodollar Advance comprising the same Borrowing, the interest rate per annum (rounded upward to the nearest whole multiple of  1/100 of 1%) equal to the interest rate per annum set forth on the Reuters Reference LIBOR01 page, for deposits in Dollars at 11:00 a.m. (London, England time) two (2) Business Days before the first day of such Interest Period and for a period equal to such Interest Period; provided that, if such quotation is not available for any reason, then for purposes of this clause (b), Eurodollar Rate shall then be the rate per annum determined by the Administrative Agent to be the rate per annum at which deposits in Dollars for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the Advances being made, continued or converted by the Lenders and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch (or other branch or Affiliate of the Administrative Agent) to major banks in the London inter-bank or other offshore inter-bank market for Dollars at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Guarantors” means (a) each of the Restricted Subsidiaries of the Borrower listed on Schedule 1.1(c), (b) Global Holdings and (b) any other Person that becomes a guarantor of all or a portion of the Obligations.

“Maturity Date” means the earlier of (a) August 31, 2012 and (b) the earlier termination in whole of the Total Commitment pursuant to Section 2.1(b) or Article 7.

“Pledge Agreement” means the Pledge Agreement by each Credit Party which owns any Equity Interest in another Person and made in favor of the Administrative Agent in substantially the same form as Exhibit H, as it may be amended, modified, or supplemented from time to time; provided that, any Credit Party that owns an Equity Interest in a Foreign Subsidiary shall not be required to pledge in excess of 65% of such Equity Interest in each First-Tier Foreign Subsidiary pursuant to the Pledge Agreement.

“Restricted Subsidiary” means (a) prior to the First Amendment Effective Date, each Subsidiary of the Borrower other than Global Holdings and its Subsidiaries and (b) from and after the First Amendment Effective Date, each Subsidiary of the Borrower.

“Revolving Availability” means, as of any date of determination, the excess, if any, of (a) the lesser of the Borrowing Base and the Total Commitment, in either case, in effect at such time over (b) the sum of the aggregate outstanding amount of all Revolving Advances plus the Letter of Credit Exposure plus the aggregate outstanding amount of all Swing Line Advances.

“Swing Line Loan Commitment” means, for the Swing Line Lender, the obligation of the Swing Line Lender to make Swing Line Advances to the Borrower up to $10,000,000.00; provided that, on and after the Maturity Date, the Swing Line Loan Commitment shall be zero.

“Total Commitment” means, at any time, the aggregate amount of the Revolving Commitments of the Lenders at such time. The Total Commitment as of the First Amendment Effective Date is $325,000,000.

(b) Section 1.1 of the Credit Agreement is hereby amended by adding the following new defined terms in their appropriate alphabetical order:

“Borrowing Base” means, without duplication, the sum of (a) 80% of the Eligible Receivables, (b) 80% of the orderly liquidation value of Eligible Equipment and (c) 40% of the net book value of Other Fixed Assets, in each case, determined as of the date of the Borrowing Base Certificate then most recently delivered pursuant to this Agreement. Any change in the Borrowing Base shall be effective as of the date of the Borrowing Base Certificate then most recently delivered pursuant to this Agreement; provided that, should the Borrower fail to deliver to the Administrative Agent the Borrowing Base Certificate as required under Section 5.2(d), the Administrative Agent may redetermine the Borrowing Base from time-to-time thereafter in its sole discretion until the Administrative Agent receives the required Borrowing Base Certificate, whereupon the Administrative Agent shall redetermine the Borrowing Base based on such Borrowing Base Certificate and the other terms hereof.

“Borrowing Base Certificate” means a borrowing base certificate executed by a Financial Officer of the Borrower in substantially the form of the attached Exhibit B and including the following: (a) accounts receivable and accounts payable aging reports for each Credit Party with grand totals, (b) an activity and dilution report showing the beginning of month balance, cash collections, credit memos issued and ending balance for accounts receivable, (c) schedule of Eligible Equipment and Other Fixed Assets, (d) together with the Financial Statements required to be delivered pursuant to Section 5.2(a), a listing of all account debtors including physical addresses, contact names and phone numbers and (e) all other information as reasonably requested by the Administrative Agent.

“Borrowing Base Deficiency” means the excess, if any, of (a) the sum of the outstanding principal amount of all Revolving Advances plus the outstanding principal amount of all Swing Line Advances plus the Letter of Credit Exposure over (b) the lesser of (i) the Total Commitment then in effect, and (ii) the Borrowing Base then in effect.

“Cash Flow from Operations” means “Cash Flow from Operations” determined in accordance with FASB 95 as set forth in the consolidated Financial Statements of the Borrower and its Restricted Subsidiaries most recently delivered pursuant to Section 5.2.

“Daily One-Month LIBOR” means, for any day, the rate of interest equal to the Eurodollar Rate then in effect for delivery of funds for a one (1) month Interest Period.

“Domestic Account Debtor” means, with respect to any Eligible Account of any Credit Party, any account debtor of such Eligible Account which (a) maintains its chief executive office or principal place of business in the U.S., or (b) is organized under applicable law of the U.S. or any state of the U.S.

“Domestic Subsidiary” means a Subsidiary incorporated or organized under the law of the United States of America, any State thereof or the District of Columbia.

“Eligible Receivables” means, as to the Credit Parties, on a consolidated basis and without duplication, all Eligible Accounts of such Person, in each case reflected on its books in accordance with GAAP, and each of which meets all of the following criteria on the date of any determination:

(a) such Eligible Account is not owed by an account debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state, federal or foreign bankruptcy laws, (iv) has admitted in writing its inability to, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(b) unless otherwise approved by the Administrative Agent, such Eligible Account is not due from an account debtor of which more than 25% of its aggregate Accounts owed to the Credit Parties at such time of determination are more than 90 days past the original invoice date or the due date for payment;

(c) such Eligible Account, together with all other Eligible Accounts due from the same account debtor, does not comprise more than 25% of the aggregate Eligible Receivables (provided, however, that the amount of any such Eligible Account excluded pursuant to this clause (c) shall only be the excess of such amount);

(d) such Eligible Account is not subject to any set-off, counterclaim, defense, allowance or adjustment and there has been no dispute, objection or complaint by the account debtor concerning its liability for such Eligible Account or a claim for any such set-off, counterclaim, defense, allowance or adjustment by the account debtor thereof (provided, however, that the amount of any Eligible Account excluded pursuant to this clause (d) shall only be to the extent of such set-off, counterclaim, defense, allowance or adjustment);

(e) such Eligible Account is owed in Dollars;

(f) such Eligible Account is not due from the United States government, or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Administrative Agent in such Eligible Account has been complied with to the Administrative Agent’s satisfaction;

(g) such Eligible Account is not owed by an account debtor located in any jurisdiction which requires filing by any Credit Party of a “Notice of Business Activities Report” or other similar report or requires any Credit Party to qualify to do business in order to permit such Credit Party to seek judicial enforcement in such jurisdiction of payment of such Eligible Account, unless such Credit Party has filed such report or qualified to do business in such jurisdiction;

(h) such Eligible Account is not the result of (i) a credit balance relating to an Eligible Account more than 90 days past the invoice date, (ii) work-in-progress, (iii) finance or service charges, or (iv) payments of interest;

(i) such Eligible Account has not been written off the books of any Credit Party or otherwise designated as uncollectible by any Credit Party;

(j) such Eligible Account is not subject to any reduction thereof, other than discounts and adjustments given in the ordinary course of business and deducted from such Eligible Account;

(k) such Eligible Account is not a newly created Eligible Account resulting from the unpaid portion of a partially paid Eligible Account;

(l) such Eligible Account is due from a Domestic Account Debtor unless the Credit Party has provided credit insurance covering such Eligible Account naming the Administrative Agent as loss payee for its benefit and the ratable benefit of the Secured Parties and otherwise in form, substance and amount reasonably acceptable to the Administrative Agent in its sole discretion; and

(m) such Eligible Account is not otherwise deemed ineligible by the Administrative Agent in its reasonable credit judgment, including such Eligible Account from any account debtor that does not have a satisfactory credit standing (as determined in the sole discretion of the Administrative Agent).

In the event that an Eligible Account ceases to be an Eligible Receivable hereunder, the Borrower shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate. In determining the amount of an Eligible Account, the face amount of such Eligible Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances, payables or obligations to the account debtor (including any amount that any Credit Party may be obligated to rebate to an account debtor pursuant to the terms of any agreement or understanding (written or oral)), (ii) all taxes, duties or other governmental charges included in such Eligible Account, and (iii) the aggregate amount of all cash received in respect of such Eligible Account but not yet applied by any Credit Party to reduce the amount of such Eligible Account.

“Excess Cash Flow” means, for any fiscal year of the Borrower, the difference (if any) between (a) Cash Flow from Operations for such fiscal year and (b) the sum (for such fiscal year) of (i) permitted cash Capital Expenditures actually made in such fiscal year pursuant to Section 6.16, (ii) the amount of any mandatory prepayments, to the extent actually made in such fiscal year and which resulted in a permanent reduction of the Total Commitment, (iii) cash expenses incurred in such fiscal year in connection with, to the extent permitted hereunder, any Investment, Acquisition or Disposition in an aggregate amount reasonably acceptable to the Administrative Agent, (iv) cash expenses incurred in such fiscal year in connection with, to the extent permitted hereunder, any Debt Incurrence in an aggregate amount reasonably acceptable to the Administrative Agent, (v) cash expenses incurred in connection with transactions contemplated by the First Amendment in an aggregate amount not to exceed $3,200,000 and (vi) the amount of any scheduled payments of principal on any seller notes permitted pursuant to Section 6.1(j).

“First Amendment” means the First Amendment dated as of October 5, 2009 among the Borrower, the Guarantors, the Majority Lenders and the Administrative Agent.

“First Amendment Effective Date” means the “Effective Date” as defined in the First Amendment.

“First-Tier Foreign Subsidiary” means each Foreign Subsidiary with respect to which any one or more of the Borrower and its Domestic Subsidiaries directly owns or controls a majority of such Foreign Subsidiary’s Voting Securities (other than directors’ qualifying shares).

“Foreign Subsidiary” shall mean any Subsidiary other than a Domestic Subsidiary.

“Letter of Credit Sublimit” means $50,000,000.

“Material Domestic Subsidiary” means a Domestic Subsidiary that is a Material Subsidiary.

“Senior Leverage Ratio” means, as of the end of any fiscal quarter, the ratio of (a) the difference between (i) the sum of (A) all indebtedness of the Borrower and its consolidated Restricted Subsidiaries as determined in accordance with GAAP as of such date of determination plus (B) without duplication, all direct or contingent obligations of the Borrower and its Restricted Subsidiaries arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments as of such date of determination plus (C) without duplication, all Guarantees of the Borrower and its Restricted Subsidiaries in respect of Debt of any other Person minus (ii) the sum of unsecured Debt or subordinated Debt, to (b) the EBITDA of the Borrower and its consolidated Restricted Subsidiaries for the twelve month period then ended.

“Swing Line Loan Discretionary Amount” means, for the Swing Line Lender, the option of the Swing Line Lender in its sole discretion to make Swing Line Advances to the Borrower up to $22,500,000.00.

“Total Leverage Ratio” means, as of the end of any fiscal quarter, the ratio of (a) the sum of (i) all indebtedness of the Borrower and its consolidated Restricted Subsidiaries as determined in accordance with GAAP as of such date of determination plus (ii) without duplication, all direct or contingent obligations of the Borrower and its Restricted Subsidiaries arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments as of such date of determination plus (iii) without duplication, all Guarantees of the Borrower and its Restricted Subsidiaries in respect of Debt of any other Person to (b) EBITDA of the Borrower and its consolidated Restricted Subsidiaries for the twelve month period then ended.

(c) Section 1.1 of the Credit Agreement is hereby amended by deleting the definition of “Leverage Ratio”.

(d) The first sentence of Section 2.1(a) of the Credit Agreement is hereby amended in its entirety as follows:

(a) Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Revolving Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Maturity Date; provided that after giving effect to such Revolving Advances, the sum of the aggregate outstanding amount of all Revolving Advances plus the Letter of Credit Exposure plus the aggregate outstanding amount of all Swing Line Advances, shall not exceed the lesser of (i) the Borrowing Base in effect at such time and (ii) the Total Commitment in effect at such time.

(e) A new sentence is hereby added to the end of Section 2.1(a) of the Credit Agreement as follows:

Notwithstanding anything herein to the contrary, the Borrowing Base shall only be in effect when the Senior Leverage Ratio is greater than 2.25 to 1.00 and the Asset Coverage Ratio is less than 1.00 to 1.00 at the end of any fiscal quarter, as set forth in the Compliance Certificate and Asset Coverage Ratio Certificate required to be delivered pursuant to Section 5.2. Once the Borrowing Base is in effect, the Borrowing Base shall remain in effect unless and until either (A) the Asset Coverage Ratio is greater than 1.00 to 1.00 for two consecutive fiscal quarters, as set forth in the Asset Coverage Ratio Certificate required to be delivered pursuant to Section 5.2(d) or (B) the Senior Leverage Ratio is less than or equal to 2.25 to 1.00, as set forth in the Compliance Certificate required to be delivered pursuant to Sections 5.2(a) or (b), as applicable.

(f) Section 2.1(b) of the Credit Agreement is hereby amended by relettering and titling the first paragraph thereof as subsection (b)(i) “Optional Reductions” and by adding the following new subsection (ii):

(ii) Mandatory Reductions. The Total Commitment shall be automatically and permanently reduced on each date on which the prepayment of the Revolving Advances outstanding hereunder is required to be made pursuant to Sections 2.5(c)(ii), (iii), (iv) or (vi) by an amount equal to such mandatory prepayment; provided, however, that notwithstanding the foregoing provisions of this clause (ii), in no event shall the Total Commitment be reduced, pursuant to this clause (ii), to less than $200,000,000. If after giving effect to any reduction or termination of the Total Commitment under this Section 2.1(b)(ii), the Letter of Credit Sublimit or the Swing Line Loan Commitment exceeds the Total Commitment at such time, the Letter of Credit Sublimit or the Swing Line Loan Commitment, as the case may be, shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Loan Commitment or the Total Commitment under this Section 2.1(b)(ii). Upon any reduction of the Total Commitment, the Revolving Commitment of each Lender shall be reduced by such Lender’s Pro Rata Share of such reduction amount. Any reduction or termination of the Total Commitment pursuant to this Section 2.1(b)(ii) shall be permanent, with no obligation of the Lenders to reinstate such Total Commitment, and the Commitment Fees shall thereafter be computed on the basis of the Total Commitment, as so reduced.

(g) Section 2.2(a) of the Credit Agreement is hereby amended by replacing “a Guarantor (in which case the Borrower and such Guarantor shall be co-applicants with respect to such Letter of Credit)” with “a Guarantor (other than Global Holdings) (in which case the Borrower and such Guarantor shall be co-applicants with respect to such Letter of Credit)”.

(h) Section 2.2(a)(i) of the Credit Agreement is hereby amended in its entirety as follows:

(i) if such issuance, increase, or extension would cause the Letter of Credit Exposure to exceed the lesser of (A) the Letter of Credit Sublimit and (B) an amount equal to (1) the lesser of the Borrowing Base and the Total Commitment, in either case, in effect at such time minus (2) the sum of the aggregate outstanding principal amount of all Revolving Advances plus the Letter of Credit Exposure plus the aggregate outstanding principal amount of all Swing Line Advances;

(i) Section 2.2(a) of the Credit Agreement is hereby amended by deleting the “and” after subsection (iv), replacing the period at the end of subsection (v) thereof with “; and” and by adding the following new subsection (vi):

(vi) if any Lender is at such time a Defaulting Lender hereunder, unless (A) the Borrower cash collateralizes such Defaulting Lender’s portion of the total Letter of Credit Exposure or (B) the Issuing Lender has entered into arrangements reasonably satisfactory to the Issuing Lender with the Borrower or such Lender to eliminate the Issuing Lender’s risk with respect to such Lender.

(j) Section 2.3(a) of the Credit Agreement is hereby amended in its entirety as follows:

(a) Requesting Swing Line Advances. On the terms and conditions set forth in this Agreement, and if an AutoBorrow Agreement is in effect, subject to the terms and conditions of such AutoBorrow Agreement, the Swing Line Lender agrees to make Swing Line Advances to the Borrower from time-to-time on any Business Day during the period from the Effective Date until the Maturity Date, bearing interest at the Adjusted Base Rate plus the Applicable Margin for Base Rate Advances, and in an aggregate principal amount outstanding at any time not to exceed the sum of (i) the Swing Line Loan Commitment and (ii) at the sole discretion of the Swing Line Lender, the Swing Line Loan Discretionary Amount; provided that after giving effect to such Swing Line Advance, the sum of the aggregate outstanding amount of all Revolving Advances plus the Letter of Credit Exposure plus the aggregate outstanding amount of all Swing Line Advances shall not exceed the lesser of the Borrowing Base and the Total Commitment, in either case, in effect at such time; and provided further that no Swing Line Advance shall be made by the Swing Line Lender if the conditions set forth in Section 3.2 have not been met as of the date of such Swing Line Advance, it being agreed by the Borrower that the giving of the applicable Notice of Borrowing, or if an AutoBorrow Agreement is in effect, the making of the applicable Swing Line Advance pursuant to the AutoBorrow Agreement, and the acceptance by the Borrower of the proceeds of such Swing Line Advance shall constitute a representation and warranty by the

Borrower that on the date of such Swing Line Advance such conditions have been met. In the event of any conflict between the terms of this Agreement and an AutoBorrow Agreement, the terms of this Agreement shall prevail.

(k) Section 2.3(b) of the Credit Agreement is hereby amended by replacing “the Swing Line Loan Commitment” with “the sum of the Swing Line Loan Commitment plus the Swing Line Loan Discretionary Amount”.

(l) Section 2.3(d) of the Credit Agreement is hereby amended in its entirety as follows:

(d) Method of Swing Line Borrowing. If an AutoBorrow Agreement is in effect, each Swing Line Advance and each prepayment thereof, shall be made as provided in such AutoBorrow Agreement. In all other cases, each request for a Swing Line Advance shall be made pursuant to telephone notice to the Swing Line Lender given no later than 2:00 p.m. (Houston, Texas time) on the date of the proposed Swing Line Advance, promptly confirmed by a completed and executed Notice of Borrowing specifying (i) the requested date of such Swing Line Advance and (ii) the aggregate amount of such Swing Line Advance, telecopied or facsimiled to the Administrative Agent and the Swing Line Lender. The Swing Line Lender will, with respect to amounts up to the Swing Line Loan Commitment, and may, in the Swing Line Lender’s sole discretion with respect to amounts up to the Swing Line Loan Discretionary Amount, promptly make the Swing Line Advance available to the Borrower at the Borrower’s account with the Administrative Agent or by wire transfer to an account in the name of the Borrower specified by the Borrower in the applicable Notice of Borrowing, as the Borrower may request.

(e) Section 2.5(c)(i) of the Credit Agreement is hereby amended in its entirety as follows:

(i) Subject to Section 2.5(c)(v), on any date that the sum of the Revolving Loan plus the Letter of Credit Exposure plus the Swing Line Loan exceeds the Total Commitment then in effect, the Borrower shall, within one (1) Business Day, to the extent of such excess, first prepay to the Administrative Agent for the benefit of the Swing Line Lender (and the other Lenders, as applicable) the outstanding principal amount of the Swing Line Advances, second prepay to the Administrative Agent for the benefit of the Lenders on a pro rata basis the outstanding principal amount of the Revolving Advances and any unpaid amounts of the Letter of Credit Obligations owed to the Lenders; and third make deposits into the Cash Collateral Account to provide cash collateral in the amount of such excess for the remaining Letter of Credit Exposure.

(m) Section 2.5(c)(ii) of the Credit Agreement is hereby amended in its entirety as follows:

(ii) Upon the occurrence of any Disposition or any Recovery Event in excess of $10,000,000.00 (except (i) to the extent that a Reinvestment Notice shall be delivered in respect of such Disposition or Recovery Event, (ii) Dispositions described in clauses (a) through (h) and (j) and (k) of Section 6.8 or (iii) with respect to cash receipts in the ordinary course of business of the applicable recipient), then on the date of receipt by the Borrower or the applicable Restricted Subsidiary (other than Global Holdings and its Subsidiaries) of the Net Cash Proceeds related thereto, the Advances shall immediately be prepaid by an amount equal to the amount of such Net Cash Proceeds; provided that, notwithstanding the foregoing, on each Reinvestment Prepayment Date the Advances shall be prepaid by an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event. For purposes of calculating the Net Cash Proceeds received from a Disposition or from a Recovery Event, such proceeds shall be determined as of the date of the applicable Disposition or Recovery Event, whether or not received on such date, but no such amount shall be required to be applied to prepayment of the Advances pursuant to this Section until received by the applicable Person. The provisions of this Section do not constitute a consent to the consummation of any Disposition not permitted by Section 6.8.

(n) Section 2.5(c)(iii) of the Credit Agreement is hereby amended in its entirety as follows:

(iii) The Borrower agrees to make a mandatory prepayment of the Advances by an amount equal to 75% of the Debt Incurrence Proceeds that the Borrower or any of its Restricted Subsidiaries (other than Global Holdings and its Subsidiaries) receives from each Debt Incurrence after the Effective Date within thirty (30) days after the date of each such Debt Incurrence.

(o) Section 2.5(c)(iv) of the Credit Agreement is hereby amended in its entirety as follows:

(iv) The Borrower agrees to make a mandatory prepayment of the Advances by an amount equal to 75% (or so long as the Senior Leverage Ratio is less than 1.75 to 1.00, 0%) of the Equity Issuance Proceeds in excess of $25,000,000 in each fiscal year that the Borrower or any of its Restricted Subsidiaries (other than Global Holdings and its Subsidiaries) receives from each Equity Issuance after the First Amendment Effective Date within three Business Days after the date of receipt of such Equity Issuance Proceeds; provided that any Equity Issuance Proceeds applied at the option of the Borrower to voluntarily repay Advances in accordance with Section 7.7 shall be disregarded for purposes of determining any required prepayment under this Section 2.5(c)(iv).

(p) New Sections 2.5(c)(v) and (vi) of the Credit Agreement are hereby added as follows:

(v) On any date that a Borrowing Base Deficiency exists as calculated in the most recently delivered Borrowing Base Certificate delivered pursuant to Section 5.2(d), the Borrower shall, within five days after delivery of such Borrowing Base Certificate, to the extent of such Borrowing Base Deficiency, first prepay to the Administrative Agent for the benefit of the Swing Line Lender (and the other Lenders, as applicable) the outstanding principal amount of the Swing Line Advances, second prepay to the Administrative Agent for the benefit of the Lenders on a pro rata basis the outstanding principal amount of the Revolving Advances and any unpaid amounts of the Letter of Credit Obligations owed to the Lenders; and third make deposits into the Cash Collateral Account to provide cash collateral in the amount of such Borrowing Base Deficiency for the remaining Letter of Credit Exposure.

(vi) Commencing with the fiscal year ending December 31, 2009, if the Senior Leverage Ratio is greater than 2.50 to 1.00 at the end of any fiscal year, within 90 days after the end of such fiscal year of the Borrower, the Borrower shall make a mandatory prepayment of the Advances by an amount equal to (A) 50% of Excess Cash Flow for such fiscal year minus (B) the aggregate amount of any optional reductions of the Total Commitment made by the Borrower pursuant to Section 2.1(b)(i) during such fiscal year.

(q) Section 2.5(e) of the Credit Agreement is hereby amended in its entirety as follows:

(e) Application of Prepayments. Each mandatory prepayment of an Advance required by Section 2.5(c) shall be applied first to repay the Revolving Advances with a corresponding permanent reduction of the Total Commitment to the extent required under Section 2.1(b)(ii), second to repay the Swing Line Advances until such time as the Swing Line Loan is repaid in full, third to repay the Revolving Advances until the Revolving Loan is repaid in full, and fourth to make deposits into the Cash Collateral Account to provide cash collateral in the amount of such excess for the Letter of Credit Exposure.

(r) Section 5.2(d) of the Credit Agreement is hereby amended in its entirety as follows:

(d) Asset Coverage Ratio Certificate; Appraisal Reports; Borrowing Base Certificate. If the Senior Leverage Ratio is greater than 2.25 to 1.00 at the end of any fiscal quarter, the Borrower shall deliver to the Administrative Agent as soon as available, but in any event on or prior to the date that the Financial Statements for such fiscal quarter are required to be delivered pursuant to Sections 5.2(a) or (b), as applicable, a certificate executed by a Financial Officer of the Borrower in form and substance reasonably satisfactory to the Administrative Agent that shall include a certification by a Financial Officer of the Borrower that the Borrower was in compliance with Section 6.19 as of the end of such fiscal quarter, together with supporting calculations (an “Asset Coverage Ratio Certificate”); provided that, if the Borrower has not previously delivered to the

Administrative Agent an Appraisal Report dated within the preceding consecutive twelve month period, the Borrower shall deliver to the Administrative Agent as soon as available, but in any event within forty-five (45) days after the date that the Financial Statements for such fiscal quarter are required to be delivered pursuant to Sections 5.2(a) or (b), as applicable, an Asset Coverage Ratio Certificate together with an Appraisal Report dated within the preceding consecutive twelve (12) month period. If the Senior Leverage Ratio is greater than 2.25 to 1.00 and the Asset Coverage Ratio is less than 1.00 to 1.00 at the end of any fiscal quarter as set forth in the Compliance Certificate and Asset Coverage Ratio Certificate required to be delivered pursuant to this Section 5.2, the Borrower shall deliver to the Administrative Agent a Borrowing Base Certificate within 30 days after the end of each calendar month unless and until either (A) the Asset Coverage Ratio is greater than 1.00 to 1.00 for two consecutive fiscal quarters, as set forth in the Asset Coverage Ratio Certificate required to be delivered pursuant to Section 5.2(d) or (B) the Senior Leverage Ratio is less than or equal to 2.25 to 1.00, as set forth in the Compliance Certificate required to be delivered pursuant to Sections 5.2(a) or (b), as applicable.

(s) Section 5.3(b) of the Credit Agreement is hereby amended in its entirety as follows:

(b) If requested by the Administrative Agent, certified copies of all policies of insurance or certificates thereof, and endorsements and renewals thereof shall be delivered by Borrower to and retained by the Administrative Agent. All policies of property insurance with respect to the Collateral either shall have attached thereto a lender’s loss payable endorsement in favor of the Administrative Agent for its benefit and the ratable benefit of the Secured Parties or name the Administrative Agent as loss payee for its benefit and the ratable benefit of the Secured Parties, in either case, in form reasonably satisfactory to the Administrative Agent, and all policies of liability insurance with respect to the Credit Parties shall name the Administrative Agent for its benefit and the ratable benefit of the Secured Parties as an additional insured. All policies or certificates of insurance shall set forth the coverage, the limits of liability, the name of the carrier, the policy number, and the period of coverage. All policies of property insurance with respect to the Collateral and liability insurance with respect to the Credit Parties shall contain a provision that notwithstanding any contrary agreements between the Borrower, the Restricted Subsidiaries and the applicable insurance company, such policies will not be canceled or amended in any manner that is materially adverse to the interests of the Administrative Agent or the Secured Parties (which provision shall include any reduction in the scope or limits of coverage) without at least thirty (30) days’ (or ten (10) days in the case of non-payment) prior written notice to the Administrative Agent.

(t) Section 5.6 of the Credit Agreement is hereby amended in its entirety as follows:

Section 5.6. New Subsidiaries. Within thirty (30) days (or such longer period of time agreed to by the Administrative Agent in its reasonable discretion) after (x) the creation of any new Material Subsidiary permitted by this Agreement or (y) the purchase by the Borrower or any Restricted Subsidiary of the capital stock of any Person, which purchase results in such Person becoming a Material Domestic Subsidiary of the Borrower permitted by this Agreement, the Borrower shall cause (a) such Material Domestic Subsidiary to execute and deliver to the Administrative Agent (i) a supplement to the Guaranty in substantially the same form as Annex 1 to the Guaranty, (ii) a supplement to the Security Agreement in substantially the same form as Annex 1 to the Security Agreement, (iii) if such Material Domestic Subsidiary owns any Equity Interests in any other Person, a supplement to Pledge Agreement in substantially the same form as Annex 1 to the Pledge Agreement, provided that any Material Domestic Subsidiary that owns an Equity Interest in a Foreign Subsidiary shall only be required to pledge 65% of the Equity Interest in each First-Tier Foreign Subsidiary, and (iv) such evidence of corporate, partnership or limited liability company authority to enter into such supplements to the Guaranty, Security Agreement, and Pledge Agreement as the Administrative Agent may reasonably request and, if requested by the Administrative Agent, opinions of counsel to such Material Domestic Subsidiary in form and substance reasonably satisfactory to the Administrative Agent (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)) and (b) the equity holder of such Material Subsidiary to execute an amendment to the Pledge Agreement pledging 100% of the Equity Interest owned by such equity holder if such Material Subsidiary is a Material Domestic Subsidiary (or 65% of the Equity Interest if such Material Subsidiary is a First-Tier Foreign Subsidiary) and such evidence of corporate, limited liability company or partnership authority to enter into such amendment to the Pledge Agreement as the Administrative Agent may reasonably request, along with share certificates pledged thereby and appropriately executed stock powers in blank, if applicable. Notwithstanding the foregoing, Pioneer Services Holdings, LLC, a Delaware limited liability company (“Pioneer Services”) shall not be required to execute and deliver any Loan Documents and Global Holdings shall not be required to pledge the Equity Interest owned by Global Holdings in Pioneer Services provided that Pioneer Services continues to own no more than 3% of the ownership interests in Foreign Subsidiaries of Global Holdings.

(u) Section 5.8 of the Credit Agreement is hereby amended in its entirety as follows:

Section 5.8 Deposit Accounts and Securities Accounts. The Borrower shall, and shall cause each other Credit Party to, maintain its deposit accounts and securities accounts with banks and securities intermediaries that are reasonably acceptable to Administrative Agent. As of the Effective Date, the only deposit accounts and securities accounts maintained by the Credit Parties are described on Schedule 5.8. The Borrower shall, and shall cause Global Holdings to, deliver to the Administrative Agent Account Control Agreements with each depositary bank holding any deposit account in which Global Holdings deposits payments under any drilling rig leases. Following the First Amendment Effective Date, if any Credit Party elects to open any new deposit account or securities account (other than Global Holdings to the extent referenced above), the Borrower shall, and shall cause each such Credit Party to (i) provide notice to Administrative Agent at least fifteen (15) days prior to transferring any funds to any such new deposit account or securities account, and (ii) cause the depositary bank or securities intermediary holding any such new account to enter into an Account Control Agreement; provided that, such Account Control Agreement shall be in full force and effect prior to the transfer of any such funds by any Credit Party to such new account. Notwithstanding anything to the contrary contained in this Agreement or the other Credit Documents, in no event shall the Borrower or any other Credit Party be required to enter into an Account Control Agreement with respect to a deposit account or securities account that (a) are used solely for the purpose of holding amounts necessary to fund, in the ordinary course of business and consistent with past practice, (i) payroll and related payroll taxes or (ii) sales taxes and other tax obligations of the Credit Parties for which officers and directors could incur personal liability if not paid, (b) do not contain individually or in the aggregate more than $1,000,000.00 at any time outstanding or (c) are operating accounts used solely for the purpose of accruing overnight interest.

(v) Section 5.9 of the Credit Agreement is hereby amended in its entirety as follows:

Section 5.9 Records; Inspection. Borrower shall, and shall cause each Restricted Subsidiary to, maintain books of record with respect to such Person’s operations, affairs, and financial condition in accordance with GAAP in all material respects. Upon reasonable prior notice, the Borrower shall permit the Administrative Agent and any Lender and shall cause each Restricted Subsidiary to permit the Administrative Agent and any Lender, at such reasonable times during normal business hours and under the reasonable guidance of officers of or employees delegated by officers of the Borrower or such Restricted Subsidiary to, subject to any applicable confidentiality considerations, examine and copy the books and records of the Borrower or such Restricted Subsidiary, to visit and inspect the Property of the Borrower or such Restricted Subsidiary (other than the Foreign Subsidiaries of Global Holdings, unless an Event of Default has occurred and is continuing and the Administrative Agent or any Lender shall take such actions in connection with either (a) the enforcement or protection of their respective rights or (b) any workout, restructuring or similar negotiations, in each case under this Agreement and the other Loan Documents) and to discuss the business operations and Property of the Borrower or such Restricted Subsidiary with the officers and directors thereof; provided that, unless an Event of Default shall have occurred and be continuing, only the Administrative Agent on behalf of Lenders may exercise inspection, examination or audit rights under this Section 5.9 and the Administrative Agent shall not exercise such rights more often than one time during any calendar year.

(w) New Sections 5.11 and 5.12 of the Credit Agreement are hereby added as follows:

Section 5.11 Borrowing Base Audits; Appraisal Reports.

(a) During any period of time in which Borrower is required to deliver a Borrowing Base Certificate to the Administrative Agent pursuant to Section 5.2(d), the Borrower shall, and shall cause each of the other Credit Parties to, permit the Administrative Agent, at the Borrower’s sole cost and expense, to perform collateral audits and field exams of the Properties of the Borrower and the other Credit Parties and provide the Administrative Agent with such assistance and information reasonably necessary to conduct such audits and exams; provided that unless an Event of Default has occurred and is continuing, the Administrative Agent shall be limited to two audits during each calendar year plus any additional audits requested by the Borrower.

(b) If the Senior Leverage Ratio is greater than 2.25 to 1.00 at the end of any fiscal quarter, the Borrower shall deliver to the Administrative Agent, at the Borrower’s sole cost and expense, a desktop appraisal report on a semi-annual basis dated within the preceding six (6) month period, provided, however that at the Administrative Agent’s request, one of the semi-annual Appraisal Reports may consist of physical, on-site inspections. If an Event of Default has occurred and is continuing, the Administrative Agent may request such additional Appraisal Reports, and all such Appraisal Reports shall be performed at the Borrower’s sole cost and expense.

Section 5.12 Titled Collateral. Within sixty (60) days after the First Amendment Effective Date and continuing thereafter, the Borrower shall, and shall cause each Credit Party to, deliver to Administrative Agent original certificates of title for each wireline truck constituting Eligible Equipment of the Credit Parties, along with a completed application for certificate of title for each certificate delivered or a motor vehicle power of attorney from each Credit Party and such other documentation as Administrative Agent shall reasonably require in order to perfect the Lien of Administrative Agent on such wireline trucks; provided that, upon request of Borrower, Administrative Agent may, in its sole discretion, establish minimum Dollar value thresholds for required delivery of original certificates of title and/or waive the delivery requirement with respect to certain wireline trucks.

(x) Section 6.1(b) of the Credit Agreement is hereby amended in its entirety as follows:

(b) intercompany Debt incurred in the ordinary course of business subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent and owed (i) by any Guarantor (other than Global Holdings and its Subsidiaries) to the Borrower; (ii) by the Borrower to any Guarantor; (iii) by any Guarantor (other than Global Holdings and its Subsidiaries) to another Guarantor; and (iv) by Global Holdings or any of its Subsidiaries to the Borrower or any of its other Restricted Subsidiaries to the extent such Debt is an Investment permitted under Section 6.3(k);

(y) Section 6.1(h) of the Credit Agreement is hereby amended in its entirety as follows:

(h) Guarantees (i) of any Credit Party in respect of Debt of any Credit Party (other than Global Holdings and its Subsidiaries) otherwise permitted hereunder and (ii) of the Borrower or any Restricted Subsidiary in respect of Debt of Global Holdings or any of its Subsidiaries otherwise permitted hereby to the extent such Guarantees constitute Investments permitted under Section 6.3(k);

(z) Section 6.1 of the Credit Agreement is hereby amended by deleting the “and” at the end of subsection (m), replacing the period at the end of subsection (n) with “; and” and by adding the following new subsection (o):

(o) unsecured or subordinated secured Debt of the Borrower and unsecured or subordinated secured guarantees of such Debt by one or more of the Guarantors, provided, that (i) the aggregate principal amount does not exceed $250,000,000.00, (ii) no principal of such Debt is scheduled to mature earlier than the Maturity Date and (iii) the other terms and conditions of such Debt are reasonably acceptable to the Administrative Agent and the Required Lenders;

(aa) Section 6.2 of the Credit Agreement is hereby amended by deleting the “and” at the end of subsection (i), replacing the period at the end of subsection (j) with “; and” and by adding the following new subsection (k):

(k) Liens securing any Debt permitted under Section 6.1(o) on a subordinated basis, which subordination shall be on terms reasonably satisfactory to the Administrative Agent and the Required Lenders.

(bb) Section 6.3(e) of the Credit Agreement is hereby amended in its entirety as follows:

(e) ordinary course of business Investments in (i) a Guarantor (other than Global Holdings and its Subsidiaries) or (ii) the Borrower; provided that, to the extent such Investments consist of intercompany loans or advances, such Investments are subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent;

(cc) Section 6.3(j) of the Credit Agreement is hereby amended by deleting the word “and” located at the end thereof.

(dd) Section 6.3(k) of the Credit Agreement is hereby amended in its entirety as follows:

(k) (i) Investments by a Subsidiary of Global Holdings in another Subsidiary of Global Holdings, (ii) Investments by the Borrower or any Restricted Subsidiary (other than Global Holdings and its Subsidiaries) in Global Holdings and its Subsidiaries existing on the First Amendment Effective Date, (iii) Investments by Global Holdings in its Subsidiaries existing on the First Amendment Effective Date and (iv) other Investments in Global Holdings and its Subsidiaries; provided that, in the case of clause (iv), (A) if the principal amount of the Investment is more than $250,000 individually or the aggregate amount of Investments (net of any repayments or return of assets in respect thereof) exceeds $1,000,000 in any fiscal year, the Asset Coverage Ratio is equal to or greater than 1.10 to 1.00 at the time of incurrence of such Investment, (B) to the extent such Investment consists of a lease by the Borrower or any of its Restricted Subsidiaries to Global Holdings or any of its Subsidiaries of a drilling rig or other related equipment, either Global Holdings or the applicable Subsidiary of Global Holdings has executed a consent to the assignment of such lease, (C) to the extent such Investment is evidenced by a promissory note, such promissory note shall be collaterally assigned to the Administrative Agent for its benefit and the benefit of the Secured Parties, and (D) Account Control Agreements have been executed in accordance with Section 5.8 with respect to each deposit account in which Global Holdings deposits payments under any drilling rig leases; provided, however, that any Investment made pursuant to this Section 6.3(k) shall be taken into account for purposes of calculating the Asset Coverage Ratio; and

(ee) New Section 6.3(l) of the Credit Agreement is hereby added as follows:

(l) Investments by the Borrower or any Restricted Subsidiary in Global Holdings and its Subsidiaries to satisfy employment obligations to foreign expatriate employees in an aggregate amount not to exceed $200,000 at any time outstanding which are subsequently reimbursed by Global Holdings and its Subsidiaries within sixty (60) days of such Investment.

(ff) Section 6.4 of the Credit Agreement is hereby amended in its entirety as follows:

Section 6.4 Acquisitions. The Borrower shall not, nor shall it permit any Restricted Subsidiary to, make an Acquisition (other than the Wedge Acquisition and the Competition Acquisition) in a transaction or related series of transactions unless (a) (i) no Event of Default shall have occurred or be continuing or would result from such Acquisition, (ii) such Acquisition is substantially related to the business of the Borrower and its Restricted Subsidiaries individually or in the aggregate and is not hostile, (iii) after giving effect to such Acquisition, Revolving Availability would be equal to or greater than $25,000,000.00, and (iv) if after giving pro-forma effect to such Acquisition as of the beginning of the period of four fiscal quarters most recently ended, such Acquisition would cause the Total Leverage Ratio as of the last day of the most recent fiscal quarter to be equal to or greater than 2.50 to 1.00, such Acquisition would not cause (A) the total consideration for such Acquisition (whether paid in cash or in Equity Interests of the Borrower or assumed in liabilities by the purchaser(s)) to exceed $15,000,000.00 or (B) the sum of the total consideration for such Acquisition and all other Acquisitions during any fiscal year (whether paid in cash or in Equity Interests of the Borrower or assumed in liabilities by the purchaser(s)) to exceed $30,000,000.00 in the aggregate or (b) such Acquisition is an Acquisition by a Foreign Subsidiary of Equity Interests of another Foreign Subsidiary.

(gg) Section 6.5 of the Credit Agreement is hereby amended in its entirety as follows:

Section 6.5 Agreements Restricting Liens or Payments to Borrower. The Borrower shall not, nor shall it permit any Restricted Subsidiary to, create, incur, assume or permit to exist any contract, agreement or understanding (other than this Agreement and the Security Documents) which in any way (a) prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property, whether now owned or hereafter acquired, to secure the Obligations (other than agreements governing Debt permitted by Sections 6.1(c), 6.1(n) and 6.1(o) to the extent such restrictions govern only the assets financed pursuant to or securing such Debt incurred pursuant to Sections 6.1(c), (n) or (o)), (b) restricts any Restricted Subsidiary from paying Restricted Payments to the Borrower, or (c) requires the consent of or notice to other Persons in connection therewith, except (i) in connection with a Disposition permitted by Section 6.8 or (ii) customary restrictions contained in leases, subleases or licenses entered into in the ordinary course of business.

(hh) Section 6.7 of the Credit Agreement is hereby amended in its entirety as follows:

Section 6.7 Corporate Actions. The Borrower shall not, nor shall it permit any Restricted Subsidiary to, merge or consolidate with or into any other Person, except that (a) any Credit Party may merge or be consolidated with or into any other Credit Party, (b) any Subsidiary of Global Holdings may merge or be consolidated with or into any other Subsidiary of Global Holdings and (c) any Restricted Subsidiary may merge with any other Person in order to effect an Investment, Acquisition or Disposition permitted pursuant to Sections 6.3, 6.4 and 6.8 respectively, provided that, in each such case, immediately after giving effect to any such proposed transaction (x) no Default would exist, (y) in the case of any such merger to which the Borrower is a party, the Borrower is the surviving entity, and (z) in the case of any such merger to which a Credit Party is a party, a Credit Party is the surviving entity.

(ii) Section 6.8(c) of the Credit Agreement is hereby amended in its entirety as follows:

(c) Dispositions of Property by any Restricted Subsidiary to the Borrower or to a Restricted Subsidiary; provided that if the transferor of such property is a Credit Party, the transferee thereof must be a Credit Party; and provided further that if the transferee thereof is Global Holdings or one of its Subsidiaries, such Disposition must constitute an Investment permitted under Section 6.3(k);

(jj) Section 6.16 of the Credit Agreement is hereby amended in its entirety as follows:

Section 6.16 Capital Expenditures. The Borrower shall not, nor shall it permit any Restricted Subsidiary to, expend or be committed to expend Capital Expenditures unless: (a) no Event of Default shall have occurred or be continuing or would result from such Capital Expenditures, (b) after giving effect to such Capital Expenditures, Revolving Availability would be equal to or greater than $25,000,000.00, and (c) if the Senior Leverage Ratio as of the last day of the most recent fiscal quarter was equal to or greater than 2.50 to 1.00, such Capital Expenditures would not cause the sum of the total Capital Expenditures of the Borrower and the Restricted Subsidiaries to exceed (i) $52,000,000 in the aggregate for the fiscal quarters ending September 30, 2009 and December 31, 2009, (ii) $65,000,000 in the aggregate for the fiscal year ending December 31, 2010, and (iii) $80,000,000 in the aggregate for each fiscal year ending thereafter; provided, that (A) for each period set forth above the permitted amount referred to above may be increased by (x) the first $25,000,000 of the aggregate Equity Issuance Proceeds that the Borrower or any of its Restricted Subsidiaries receives from all Equity Issuances during such period, (y) 25% of the Equity Issuance Proceeds (in excess of $25,000,000) that the Borrower or any of its Restricted Subsidiaries receives from all Equity Incurrences during such period, and (z) 25% of the Debt Incurrence Proceeds that the Borrower or any of its Restricted Subsidiaries receives from each Debt Incurrence during such period and (B) up to $30,000,000.00 of any such amount referred to above, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year and (C) Capital Expenditures made pursuant to this Section 6.16 during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above and, second, in respect of amounts carried over from the prior fiscal year pursuant to clause (B) above.

(kk) Section 6.17 of the Credit Agreement is hereby amended in its entirety as follows:

Section 6.17. Leverage Ratios.

(a) Total Leverage Ratio. The Borrower shall not permit the Total Leverage Ratio at the end of any fiscal quarter (a) ending December 31, 2009, to be greater than 4.25 to 1.00, (b) ending March 31, 2010 through June 30, 2011, to be greater than 5.00 to 1.00, (c) ending September 30, 2011, to be greater than 4.75 to 1.00, (d) ending December 31, 2011, to be greater than 4.50 to 1.00, (e) ending March 31, 2012, to be greater than 4.25 to 1.00, and (f) ending June 30, 2012 and thereafter, to be greater than 4.00 to 1.00.

(b) Senior Leverage Ratio. The Borrower shall not permit the Senior Leverage Ratio at the end of any fiscal quarter (a) ending December 31, 2009, to be greater than 4.25 to 1.00, (b) ending March 31, 2010 through June 30, 2010, to be greater than 5.00 to 1.00, (c) ending September 30, 2010, to be greater than 4.75 to 1.00, (d) ending December 31, 2010, to be greater than 4.50 to 1.00, (e) ending March 31, 2011, to be greater than 4.25 to 1.00, (f) ending June 30, 2011, to be greater than 4.00 to 1.00, (g) ending September 30, 2011, to be greater than 3.75 to 1.00, (h) ending December 31, 2011, to be greater than 3.50 to 1.00, (i) ending March 31, 2012, to be greater than 3.25 to 1.00 and (j) ending June 30, 2012 and thereafter, to be greater than 3.00 to 1.00.

(ll) Section 6.18 of the Credit Agreement is hereby amended in its entirety as follows:

Section 6.18 Interest Coverage Ratio. The Borrower shall not permit the Interest Coverage Ratio at the end of any fiscal quarter (a) ending September 30, 2009 and December 31, 2009, to be less than 3.00 to 1.00, (b) ending in calendar years 2010 and 2011, to be less than 2.00 to 1.00 and (c) ending March 31, 2012 and thereafter, to be less than 3.00 to 1.00.

(mm) Section 6.19 of the Credit Agreement is hereby amended in its entirety as follows:

Section 6.19. Asset Coverage Ratio. If the Senior Leverage Ratio is greater than 2.25 to 1.00 at the end of any fiscal quarter, the Borrower shall not permit the Asset Coverage Ratio at the end of such fiscal quarter to be less than (a) for any fiscal quarter ending on or before December 31, 2011, 1.00 to 1.00 and (b) for any fiscal quarter ending March 31, 2012 and thereafter, 1.10 to 1.00; provided, however that the Asset Coverage Ratio may be less than the ratio set forth above so long as no Borrowing Base Deficiency exists that is not cured in accordance with Section 2.5(c)(v).

(nn) Section 6.20 of the Credit Agreement is hereby amended in its entirety as follows:

Section 6.20. Global Holdings and its Subsidiaries.

(a) The Borrower will not, and will not permit any Restricted Subsidiary (other than Global Holdings and its Subsidiaries) to Guarantee any Debt or other obligations of Global Holdings or any of its Subsidiaries, except to the extent permitted by Section 6.3(k).

(b) The Borrower will not permit Global Holdings or any of its Subsidiaries to hold any Equity Interests in, or any Debt of, the Borrower or any Restricted Subsidiary (other than Global Holdings and its Subsidiaries).

(c) The Borrower will cause the management, business and affairs of each of the Borrower and the Restricted Subsidiaries to be conducted in such a manner (including, without limitation, by keeping separate books of account, furnishing separate financial statements of Global Holdings and its Subsidiaries to creditors and potential creditors thereof and by not permitting Properties of the Borrower and the Restricted Subsidiaries to be commingled) so that Global Holdings and each of its Subsidiaries will be treated as a corporate entity separate and distinct from the Borrower and the Restricted Subsidiaries (other than Global Holdings and its Subsidiaries).

(oo) Section 7.1(c) of the Credit Agreement is hereby amended in its entirety as follows:

(c) Breach of Covenant. (i) Any breach by the Borrower or any Credit Party of any of the covenants in Section 5.2(c), Section 5.3(a), or Article 6 (other than Sections 6.12 or 6.13) of this Agreement; provided that, any Event of Default caused by a breach of Sections 6.17 or 6.19 is subject to cure as contemplated by Section 7.7, or (ii) any breach by the Borrower or any other Credit Party of any other covenant contained in this Agreement or any other Credit Document and such breach is not cured (A) within thirty (30) days after the earlier of (1) the date notice thereof is given to the Borrower by the Administrative Agent or any Lender or (2) the date any Responsible Officer of the Borrower or any other Credit Party obtained actual knowledge thereof or (B) as to any breach of Section 6.12, in a reasonably diligent manner in compliance with Environmental Laws;

(pp) A new Section 7.7 of the Credit Agreement is hereby added as follows:

Section 7.7 Borrower’s Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 7.1, in the event of any Event of Default resulting from a breach of Sections 6.17 or 6.19 and until the expiration of the tenth (10th) day after the date on which Financial Statements are required to be delivered pursuant to Section 5.2(a) or (b) with respect to the applicable fiscal quarter hereunder, the Borrower may apply Equity Issuance Proceeds to repay Advances with respect to such applicable fiscal quarter; provided that, such Equity Issuance Proceeds are actually received by the Borrower no later than ten (10) days after the date on which financial statements are required to be delivered pursuant to Section 5.2(a) or (b) with respect to such fiscal quarter hereunder. For the avoidance of doubt, Advances prepaid in accordance with Section 2.5(c)(iv) may be deemed to be applied to cure a breach of Sections 6.17 or 6.19 with notice made in accordance with this Section 7.7. The parties hereby acknowledge that this Section 7.7(a) may not be relied on for purposes of calculating any financial ratios other than as applicable to Sections 6.17 or 6.19 and shall not result in any adjustment to any amounts other than the outstanding principal amount of the Advances referred to in the immediately preceding sentence.

(b) In each period of four fiscal quarters, there shall be at least two (2) consecutive fiscal quarters in which no cure set forth in Section 7.7(a) is made.

(qq) Schedule 2.1 to the Credit Agreement is hereby amended in its entirety by Schedule 2.1 attached to this Amendment.

(rr) A new Exhibit B to the Credit Agreement is hereby added to the Credit Agreement in the form of Exhibit B attached to this Amendment.

(ss) Exhibit C to the Credit Agreement is hereby amended in its entirety by Exhibit C attached to this Amendment.

(tt) Co-Lead Arrangers. The Co-Lead Arrangers party to the Credit Agreement and referred to on the cover page of the Credit Agreement shall be amended to refer to Wells Fargo Securities, LLC and Fortis Bank SA/NV, New York Branch.

Section 3. Reduction of Total Commitment. As of the Effective Date, the Total Commitment shall be reduced from $400,000,000 to $325,000,000. Upon the Effective Date pursuant to Section 4 below, each Lender’s Revolving Commitment shall be the Revolving Commitment set forth with respect to such Lender on the attached Schedule 2.1. With respect to such reduction of the Total Commitment, the Administrative Agent and the Lenders waive any requirement pursuant to Section 2.1(b) that the Borrower provide at least three Business Days’ irrevocable written notice to the Administrative Agent to terminate in whole or reduce ratably in part the unused portion of the Total Commitment. This waiver is limited to the extent described herein and shall not be construed to be a consent to or a waiver of any other actions required by the Credit Agreement or any other Credit Document. The reduction of the Total Commitment pursuant to this Amendment shall be permanent, with no obligation of the Lenders to reinstate such Total Commitment. The Commitment Fees provided for in Section 2.7(a) of the Credit Agreement shall hereafter be computed on the basis of the Total Commitment, as so reduced.

Section 4. Conditions to Effectiveness. This Amendment shall become effective as of the Effective Date upon the satisfaction of the following conditions precedent:

(a) the Administrative Agent shall have received duly executed counterparts of each of the following:

(i) this Amendment executed by the Borrower, each Guarantor, the Administrative Agent and the Majority Lenders;

(ii) Supplement to the Guaranty executed by Global Holdings;

(iii) a Pledge Agreement executed by Global Holdings in form and substance reasonably acceptable to the Administrative Agent,, together with stock certificates, stock powers executed in blank, UCC-1 financing statements, and any other documents, agreements, or instruments necessary to create an Acceptable Security Interest that is superior to all other Liens (other than Excepted Liens) in the Collateral described in such Pledge Agreement;

(iv) a Security Agreement executed by Global Holdings in form and substance reasonably acceptable to the Administrative Agent, together with appropriate UCC-1 financing statements for filing with the appropriate authorities and any other documents, agreements, or instruments necessary to create an Acceptable Security Interest that is superior to all other Liens (other than Permitted Liens) in the Collateral described in such Security Agreement;

(v) an Omnibus Amendment to the Security Agreement and the Pledge Agreement among the Credit Parties (other than Global Holdings) and the Administrative Agent in form and substance reasonably acceptable to the Administrative Agent;

(vi) a secretary’s certificate from Global Holdings certifying such Person’s (A) officers’ incumbency, (B) authorizing resolutions, (C) Organization Documents, and (D) governmental approvals, if any, with respect to the Credit Documents to which such Person is a party;

(vii) certificates of good standing for Global Holdings in each state in which such Person is organized or qualified to do business, which certificate shall be dated a date not sooner than thirty (30) days prior to the Effective Date; and

(viii) a legal opinion of Fulbright & Jaworski, L.L.P. counsel to Global Holdings.

(b) the Borrower shall have paid (i) to the Administrative Agent for the ratable benefit of each Lender that has indicated to the Administrative Agent its consent to the terms of this Amendment on or before September 23, 2009 at 5:00 pm EST (the “Approving Lenders”), a fee in the amount of 0.50% of each such Approving Lender’s Revolving Commitment after giving effect to this Amendment and (ii) the fees required to be paid on the First Amendment Effective Date pursuant to the fee letter dated as of September 8, 2009 among the Borrower, Wells Fargo Securities, LLC and the Administrative Agent.

Section 5. Representations and Warranties. Each Credit Party hereby represents and warrants that after giving effect hereto:

(a) the representations and warranties of such Credit Party contained in the Credit Documents are true and correct in all material respects on and as of the date hereof and the Effective Date, other than those representations and warranties that expressly relate solely to a specific earlier date, which shall remain true and correct in all material respects as of such earlier date; and

(b) no Default or Event of Default has occurred and is continuing.

Section 6. Consent to Amendments. Each of the Majority Lenders party hereto hereby consents to the execution by the Administrative Agent of the Omnibus Amendment dated as of the date hereof amending the Security Agreement and the Pledge Agreement in order to pledge the Equity Interests in Global Holdings, and make certain other amendments as provided therein.

Section 7. Reaffirmation of Guaranty. Each Guarantor hereby ratifies, confirms, and acknowledges that its obligations under the Credit Agreement are in full force and effect and that each Guarantor continues to unconditionally and irrevocably, jointly and severally, guarantee the full and punctual payment, when due, whether at stated maturity or earlier by acceleration or otherwise, of all of the Obligations, as such Obligations may have been amended by this Amendment. Each Guarantor hereby acknowledges that its execution and delivery of this Amendment does not indicate or establish an approval or consent requirement by the Guarantors in connection with the execution and delivery of amendments to the Credit Agreement or any of the other Credit Documents.

Section 8. Effect of Amendment.

(a) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender, the Issuing Lender or the Administrative Agent under any of the Credit Documents, nor, except as expressly provided herein, constitute a waiver or amendment of any provision of any of the Credit Documents.

(b) Upon and after the execution of this Amendment by each of the parties hereto, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Credit Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified hereby.

(c) This Amendment is a Credit Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof.

(d) Except as specifically modified above, the Credit Agreement and the other Credit Documents are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

Section 9. Governing Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

Section 10. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Transmission by facsimile or other electronic means of an executed counterpart of this Amendment shall be deemed to constitute due and sufficient delivery of such counterpart.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers as of the date first above written.

BORROWER:

PIONEER DRILLING COMPANY

By:
Name:	Lorne E. Phillips
Title:	Executive Vice President and Chief Financial Officer

PIONEER DRILLING SERVICES, LTD.

By:
Name:	Lorne E. Phillips
Title:	Executive Vice President and Chief Financial Officer

PIONEER PRODUCTION SERVICES, INC.

By:
Name:	Lorne E. Phillips
Title:	Executive Vice President and Chief Financial Officer

PIONEER WIRELINE SERVICES HOLDINGS, INC.

By:
Name:	Lorne E. Phillips
Title:	Executive Vice President and Chief Financial Officer

PIONEER WIRELINE SERVICES, LLC

By:
Name:	Lorne E. Phillips
Title:	Executive Vice President and Chief Financial Officer

Signature Page to First Amendment

Pioneer Drilling Company

PIONEER WELL SERVICES, LLC

By:
Name:	Lorne E. Phillips
Title:	Executive Vice President and Chief Financial Officer

PIONEER FISHING & RENTAL SERVICES, LLC

By:
Name:	Lorne E. Phillips
Title:	Executive Vice President and Chief Financial Officer

Signature Page to First Amendment

Pioneer Drilling Company

ADMINISTRATIVE AGENT:

WELLS FARGO BANK, N.A., in its capacity as Administrative Agent, Issuing Lender and Swing Line Lender

By:
Name:
Title:

Signature Page to First Amendment

Pioneer Drilling Company

LENDERS:

WELLS FARGO BANK, N.A., as a Lender

By:
Name:
Title:

Signature Page to First Amendment

Pioneer Drilling Company

FORTIS BANK SA/NV, NEW YORK BRANCH, as a Lender

By:
Name:
Title:

By:
Name:
Title:

Signature Page to First Amendment

Pioneer Drilling Company

AMEGY BANK, NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title:

Signature Page to First Amendment

Pioneer Drilling Company

NATIXIS, as a Lender

By:
Name:
Title:

By:
Name:
Title:

Signature Page to First Amendment

Pioneer Drilling Company

CATERPILLAR FINANCIAL SERVICES CORPORATION, as a Lender

By:
Name:
Title:

Signature Page to First Amendment

Pioneer Drilling Company

BANK OF AMERICA, N.A., as a Lender

By:
Name:
Title:

Signature Page to First Amendment

Pioneer Drilling Company

COMERICA BANK, as a Lender

By:
Name:
Title:

Signature Page to First Amendment

Pioneer Drilling Company

THE FROST NATIONAL BANK, as Issuing Lender for Existing Letters of Credit and a Lender

By:
Name:
Title:

Signature Page to First Amendment

Pioneer Drilling Company

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, as a Lender

By:
Name:
Title:

Signature Page to First Amendment

Pioneer Drilling Company

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title:

Signature Page to First Amendment

Pioneer Drilling Company

BANK OF SCOTLAND plc, as a Lender

By:
Name:
Title:

Signature Page to First Amendment

Pioneer Drilling Company

WHITNEY NATIONAL BANK, as a Lender

By:
Name:
Title:

Signature Page to First Amendment

Pioneer Drilling Company

SCHEDULE 2.1

REVOLVING COMMITMENTS OF THE LENDERS

Lender	Revolving Commitment

Wells Fargo Bank, N.A.	$56,875,000.00

Fortis Bank SA/NV, New York Branch	$40,625,000.00

Amegy Bank National Association	$28,437,500.00

Caterpillar Financial Services Corporation	$28,437,500.00

Bank of America, N.A.	$28,437,500.00

Natixis	$20,312,500.00

Comerica Bank	$20,312,500.00

The Frost National Bank	$20,312,500.00

The Prudential Insurance Company of America	$20,312,500.00

HSBC Bank USA, National Association	$20,312,500.00

Bank of Scotland plc	$20,312,500.00

Whitney National Bank	$20,312,500.00

TOTAL:	$325,000,000.00

Exhibit C-2